UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NextDecade Corporation

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NextDecade Corporation

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

SUPPLEMENT TO THE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2021

EXPLANATORY NOTE

The following disclosure supplements the definitive proxy statement filed by NextDecade Corporation (the “Company”) with the Securities and Exchange Commission on April 29, 2021 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company’s board of directors for the above-referenced annual meeting of stockholders and any adjournment or postponement thereof. There are no other changes to the Proxy Statement or the matters to be considered by the Company’s stockholders.  This supplemental information should be read together with the Proxy Statement, which should be read in its entirety.  Terms used in this supplement to the Proxy Statement and not otherwise defined herein have the meanings given to them in the Proxy Statement.  This supplemental information is first being sent or made available to stockholders on or about May 27, 2021.

On May 19, 2021, a putative stockholder class action was filed in the Court of Chancery in the State of Delaware styled as Mellor, v. Schatzman, et al., Case No. 2021-0444-JTL (the “Stockholder Action”). The complaint alleges that, because it is soliciting stockholder votes on Proposal 2 (as defined below), the Company’s board of directors must disclose all information material to the stockholders’ votes. While the Company believes that the Stockholder Action lacks merit and that the disclosures set forth in the Proxy Statement comply fully with applicable law, in order to moot plaintiffs’ disclosure claims, avoid nuisance and expense associated with litigation and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement. This supplemental information shall not be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures provided herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required in the Proxy Statement.

SUPPLEMENTAL DISCLOSURE CONCERNING PROPOSAL NO. 2 – APPROVAL OF THE POTENTIAL ISSUANCE OF A NUMBER OF SHARES OF COMMON STOCK GREATER THAN 19.99% OF OUTSTANDING COMMON STOCK UPON CONVERSION SERIES C PREFERRED STOCK AND UPON EXERCISE OF SERIES C WARRANTS

As described in the Proxy Statement, the Board is proposing that you approve the potential issuance of a number of shares of Common Stock that may be issued (i) upon conversion of all of the shares of Series C Preferred Stock issued or that may be issued under the Series C Certificate of Designations, including upon the conversion of PIK Shares, and (ii) upon the exercise of Series C Warrants, in compliance with Nasdaq Stock Market Rule 5635(d), because such amount of Common Stock could, in the aggregate, exceed 19.99% of the outstanding Common Stock (“Proposal 2”).

The Proxy Statement disclosure under the heading “PROPOSAL NO. 2 – APPROVAL OF THE POTENTIAL ISSUANCE OF A NUMBER OF SHARES OF COMMON STOCK GREATER THAN 19.99% OF OUTSTANDING COMMON STOCK UPON CONVERSION OF SERIES C PREFERRED STOCK AND UPON EXERCISE OF SERIES C WARRANTS” is hereby supplemented by adding the following disclosures to page 19 of the Proxy Statement immediately preceding the heading “Reasons for Stockholder Approval.”

Reasons for Series C Preferred Stock Offering

In March 2021, the Company commenced the Series C Preferred Stock Offering to raise capital to support continued development activities related to the Company’s Rio Grande LNG terminal facility at the Port of Brownsville in southern Texas (the “Terminal”) and carbon capture and storage project at the Terminal. In developing and arriving at its recommendation to commence the Series C Preferred Stock Offering, the Board explored alternatives to the Series C Preferred Stock Offering to achieve the Company’s financing requirements, corporate strategy, and commercial and development goals. The financing alternatives considered included (i) an issuance of Common Stock and (ii) an issuance of a debt instrument.

For each of these alternatives, the Board considered the following factors:

●	the extent to which each alternative maximizes stockholder value;
●	the execution risk for each of the alternatives;
●	the dilution to existing stockholders for each alternative;
●	the extent to which each alternative satisfied the Company’s financing needs; and
●	other factors, costs, benefits, restrictions, and limitations that may have applied uniquely to a particular alternative.

After careful consideration of each of the potential financing alternatives against each of these factors, the Board determined that the Series C Preferred Stock Offering was the most beneficial option for all of the stockholders. Considerations of particular interest included the potential greater dilutive effect of a Common Stock issuance and the desire to ensure that the Company’s assets remain free of security interests. The Board therefore determined that the Series C Preferred Stock Offering, which had already been established as an option when the stockholders previously approved the offering of the Series B Preferred Stock, provided the best opportunity to enable the Company to move forward with its operations, development activities, and growth. The Company was represented by external counsel in the Series C Preferred Stock Offering.

What was the process by which the economic terms of the Series C Preferred Stock Offering were agreed with the purchasers of the Series C Preferred Stock?

In connection with the commencement of the Series C Preferred Stock Offering, on January 5, 2021, the Board authorized and established a special committee, which was comprised of five disinterested directors who did not own shares of Series A Preferred Stock or Series B Preferred Stock nor had any preemption rights to purchase Series C Preferred Stock (the “Special Committee”).  The Special Committee was initially comprised of the following members of the Board: Khalifa Al Romaithi, Sir Frank Chapman, Matthew Schatzman, and L. Spencer Wells. Following formation of the Special Committee, the Company issued notices of the proposed Series C Preferred Stock Offering to holders of the Series A Preferred Stock and the Series B Preferred Stock pursuant to applicable preemption rights provided to such holders under the transaction documents entered into in connection with the sales and issuances of the Series A Preferred Stock and the Series B Preferred Stock. After Valinor Management L.P. (“Valinor”), a significant Company stockholder and a holder of Series A Preferred Stock and Series B Preferred Stock, notified the Company that Valinor elected not to exercise its preemption right to purchase Series C Preferred Stock, the Board added Brian Belke, an independent director, who was a partner at Valinor from June 2010 until June 2020, as a member of the Special Committee.

The Special Committee was authorized to, among other things, develop, negotiate and recommend the terms and conditions of the Series C Preferred Stock Offering. The Special Committee was established to eliminate all conflicts of interests and to ensure that the terms of the Series C Preferred Stock Offering were negotiated on an arm’s-length basis, given that certain holders of the Series A Preferred Stock and the Series B Preferred Stock affiliated with one or more Company directors might exercise the preemption rights provided to such holders under the transaction documents entered into in connection with the sales and issuances of the Series A Preferred Stock and the Series B Preferred Stock. None of the members of the Special Committee were affiliated with any of the Series C Purchasers. The Special Committee did not retain a financial or legal advisor in connection with the Series C Preferred Stock Offering, having previously negotiated the terms of the Company’s prior offerings of Series A Preferred Stock and Series B Preferred Stock.

Following negotiation with the participants in the Series C Preferred Stock Offering, on March 12, 2021, the Special Committee recommended that the Board approve the offering of up to 50,000 shares of Series C Preferred Stock (and up to an additional 1,000 shares to be issued as origination fees) and the Series C Warrants, which represented the maximum amount of Series C Preferred Stock issuable without requiring additional stockholder approval under the certificates of designations establishing the terms of the Series A Preferred Stock and the Series B Preferred Stock. The conversion price, inclusive of interest and PIK Shares, was calculated as a premium to a volume weighted average price of the stock. This was done so as to minimize the dilutive effect of potential conversions on existing stockholders of the Company. The form of certificate of designations for the Series C Preferred Stock recommended to the Board by the Special Committee also established a dividend rate of 12% per annum and an issuance price of $1,000 per share, which are the same as the dividend rate and issuance price of the Series A Preferred Stock and Series B Preferred Stock previously issued by the Company. After careful consideration, the Special Committee determined that the terms of the Series C Preferred Stock Offering were fair to the Company and its stockholders and recommended that the Board approve the Series C Preferred Stock Offering on such terms, which are similar to the terms of the Series A Preferred Stock and the Series B Preferred Stock.

Did Significant Company Stockholders Participate in the Series C Preferred Stock Offering?

Yes. On September 25, 2018 at the Company’s Special Meeting of Stockholders, the Company’s stockholders authorized the Company to grant each holder of Series A Preferred Stock and Series B Preferred Stock the right to purchase its pro rata share (with respect to such holder’s proportion of outstanding Series A Preferred Stock and Series B Preferred Stock) of any future issuance of Series C Preferred Stock. Pursuant to a purchaser rights agreement with each of York, Valinor, Bardin Hill, HGC, and the BlackRock Parties (collectively, the “Series C Preemption Right Holders”), each Series C Preemption Right Holder had the right to purchase its pro rata share (with respect to such holder’s proportion of outstanding Series A Preferred Stock and Series B Preferred Stock) of Series C Preferred Stock. Following the formation of the Special Committee, the Company issued notices of the proposed Series C Preferred Stock Offering to the Series C Preemption Right Holders. York and Bardin Hill notified the Company of their election to exercise their preemption rights with respect to the proposed Series C Preferred Stock Offering and Valinor, HGC, and the BlackRock Parties notified the Company of their election not to exercise their preemption rights with respect to the proposed Series C Preferred Stock Offering.

York and Bardin Hill, each a Series C Purchaser, significant Company stockholder and affiliated with a Board member, as described in the section “Interests of Certain Persons in Proposal 2” below, were jointly represented by independent counsel.

Was the Series C Preferred Stock Offering tendered to anyone other than the Series C Preemption Right Holders?

Yes. Once the Series C Preemption Right Holders had all made their elections to purchase or not to purchase the Series C Preferred Stock as described above, the Company marketed the Series C Preferred Stock to certain third-party investors. This resulted in two additional issuances and sales of Series C Preferred Stock to Avenue and OGCI (discussed below) for an aggregate purchase price of $20 million. Consequently, the combined issuances of Series C Preferred Stock to Avenue and OGCI on terms identical to the terms offered to York and Bardin Hill exceeded the combined issuances of Series C Preferred Stock to York and Bardin Hill.

As previously disclosed, on March 17, 2021, pursuant to the Series C Convertible Preferred Stock Agreement, dated as of March 17, 2021, by and between the Company and Avenue, the Company issued to Avenue (i) 10,000 shares of Series C Preferred Stock at $1,000 per share for a purchase price of $10 million, (ii) an additional 200 shares of Series C Preferred Stock as an origination fee and (iii) Series C Warrants representing the right to acquire in the aggregate a number of shares of Common Stock equal to approximately 14.2 basis points (0.142%) of all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date for an exercise price of $0.01 per share.

In addition, on April 12, 2021, pursuant to the Series C Convertible Preferred Stock Agreement, dated as of March 26, 2021, by and between the Company and OGCI, the Company issued to OGCI (i) 10,000 shares of Series C Preferred Stock at $1,000 per share for a purchase price of $10 million, (ii) an additional 200 shares of Series C Preferred Stock as an origination fee and (iii) warrants representing the right to acquire in the aggregate a number of shares of the Company's common stock equal to approximately 14.2 basis points (0.142%) of all outstanding shares of common stock, measured on a fully diluted basis, on the exercise date for an exercise price of $0.01 per share. Avenue and OGCI collectively own 20,400 of 35,190, or approximately 58%, of the issued and outstanding Series C Preferred Stock. The Company may sell up to an additional 15,500 shares of Series C Preferred Stock for an aggregate purchase price of $15.5 million.

Why is the Board not seeking stockholder approval for the issuances of the Series C Preferred Stock and Series C Warrants?

The Board is not seeking the approval of the Company’s stockholders to authorize the issuance and sale of the shares of Series C Preferred Stock and Series C Warrants for the reasons provided below. The Board is only seeking stockholder approval, in accordance with the Nasdaq Listing Rule 5635(d), of the potential issuance of a number of shares of Common Stock greater than 19.99% of outstanding Common Stock upon conversion of Series C Preferred Stock and upon exercise of Series C Warrants.

The Company’s authorized capital consists of 480,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Board, without any action by Company stockholders, may designate and issue shares of preferred stock in such classes or series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, subject to the limitations of the Certificate of Incorporation and the Convertible Preferred Stock. Under the certificates of designations of the Series A Preferred Stock and the Series B Preferred Stock, the Board may issue up to $50 million of Series C Preferred Stock. However, if the Board should elect to issue a new class or series of preferred stock, approval by a majority of each series of Convertible Preferred Stock then outstanding would be required prior to the issuance of such new class or series of preferred stock. The issuance of such new class or series of preferred stock, if approved by a majority of each series of Convertible Preferred Stock then outstanding, would not require the approval by holders of Common Stock. Accordingly, the Board is not seeking the approval of the Company’s stockholders to authorize the issuance and sale of the Series C Preferred Stock and Series C Warrants, as the Company has already issued Series C Preferred Stock and Series C Warrants, which are binding obligations on the Company. In addition, Nasdaq has approved the listing of the shares of Common Stock underlying the Series C Preferred Stock and the Series C Warrants, subject to the Maximum Amount limitation discussed above.

The failure of the Company’s stockholders to approve Proposal 2 will not negate the existing terms of the documents relating to the Series C Preferred Stock and the Series C Warrants. The Series C Preferred Stock will continue to be an authorized class of the Company’s capital stock and the terms of the Series C Preferred Stock and the Series C Warrants will remain outstanding obligations of the Company in favor of the holders of such securities.

Further, as discussed in the section titled “Consequences of Not Approving Proposal 2” in the Proxy Statement, the failure of the Company's stockholders to approve Proposal 2 will mean that the Series C Preferred Stock and the Series C Warrants will continue to be convertible or exercisable, as applicable, into shares of Common Stock only to the extent that such conversion or exercise, as applicable, would result in the issuance, in the aggregate, of no more than the Maximum Amount.  If Proposal 2 is not approved, in the event that any conversion of Series C Preferred Stock, individually, or in the aggregate with shares of Common Stock theretofore issued (x) under the Series C Certificate of Designations and (y) upon the exercise of Series C Warrants, would result in the issuance of a number of shares of Common Stock greater than the Maximum Amount, then, upon such conversion, the Company shall pay to the converting holder cash in lieu of such number of shares of Common Stock in excess of the Maximum Amount in an amount equal to (i) the number of shares of Common Stock in excess of the Maximum Amount which would otherwise be issuable to the holder, multiplied by (ii) the VWAP (as defined in the Series C Certificate of Designations) of the Common Stock based on a trailing ten (10) trading day period, determined on a pro rata basis in respect of all converting holders and/or exercising holders of Series C Warrants in the event of the concurrent conversions of Series C Preferred Stock or exercises of Series C Warrants by multiple holders of Series C Preferred Stock and/or holders of Series C Warrants.

Interests of Certain Persons in Proposal 2

When you consider the Board’s recommendation to vote in favor of Proposal 2, you should be aware that certain of our directors and certain existing stockholders have a substantial interest in the approval of Proposal 2 that may be different from, or in addition to, the interests of stockholders generally. Specifically, York is a Series C Purchaser and a Company stockholder. Mr. Vrattos, a Co-Chief Investment Officer and a Managing Partner of York, is a director of the Company. Additionally, Bardin Hill is a Series C Purchaser and a Company stockholder. Mr. Kripalani, a partner at Bardin Hill, is a director of the Company.

In the Series C Preferred Stock Offering, York purchased 12,000 shares of Series C Preferred Stock, initially convertible into 4,049,676 shares of Common Stock, and Series C Warrants exercisable for a number of shares of Common Stock equal to 0.170% all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date. Bardin Hill purchased 2,500 shares of Series C Preferred Stock, initially convertible into 843,642 shares of Common Stock, and Series C Warrants exercisable for a number of shares of Common Stock equal to 0.0355% all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date.  240 and 50 shares of Series C Preferred Stock were also issued as origination fees to York and Bardin Hill, respectively, in the Series C Preferred Stock Offering.

As discussed above, the terms of the Series C Preferred Stock and Series C Warrants were separately approved by the Special Committee, which was comprised of disinterested directors who were not affiliated with any of the Series C Purchasers and otherwise had no interest in the Series C Preferred Stock offering that was different from the interests of stockholders generally.